EXHIBIT 99.1

To Our Shareholders:

Following the lead of a significant number of large and small banks within the industry, Southern Michigan Bancorp's board of directors elected to reduce the quarterly dividend from $.20 to $.05 per share effective the first quarter of 2009. This action will enable Southern to retain an additional $1.4 million in capital annually, and help to mitigate risks inherent with a weakened economy.

The decision to reduce the dividend is not based on any significant issue. While our capital ratios are strong, we would be remiss to ignore the deterioration in financial markets and economic conditions. Reducing the dividend also protects the balance sheet even if conditions worsen significantly.

We have received formal approval from the Federal Deposit Insurance Corporation and the State of Michigan to unify the charters of the two banks, and anticipate completing the majority of the operational formalities by mid summer 2009. We expect this move will save $500,000 annually. We are also taking a hard look throughout the organization for ways to improve profitability and increase efficiencies, and are in the process of implementing revenue enhancements and cost savings initiatives.

Our focus continues to be on serving our customers, shareholders and communities. Thank you for your support.

Sincerely,

/s/ John H. Castle

John H. Castle
Chairman and Chief Executive Officer